Exhibit 99.1

Gladstone Capital Corporation Expands Credit Facility to $170 Million with Addition of

Three New Lenders

McLean, VA, June 23, 2015: Gladstone Capital Corporation (NASDAQ: GLAD) (“Gladstone Capital” and the “Company”) announced today that on June 19, 2015, it increased its borrowing capacity on its line of credit by $30 million to $170 million with the addition of three new lenders. Through its wholly-owned subsidiary, Gladstone Business Loan, LLC, the Company is a party to the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”), which was entered into on May 1, 2015, arranged by KeyBank National Association (“KeyBank”). The Credit Agreement provided for a $140 million credit facility and permitted the expansion of the facility to a total amount of $250 million, through additional commitments of existing or new lenders. On June 19, 2015, the Company increased its borrowing capacity under the Credit Agreement from $140 million to $170 million by adding three new lenders.

Gladstone Capital Corporation is a publicly traded business development company that invests primarily in senior and subordinated debt securities of small and medium sized U.S. businesses backed by private equity sponsors and owner operators. Information on the business activities of Gladstone Capital and all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Capital Corporation: +1-703-287-5893